PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release 13-010

Date:  June 19, 2013                                                                           Contact:                  Terrence Jamerson
                                        Director, Finance & Investor Relations

Helix Announces New $900 Million Credit Facility and Notice of Redemption of $275 Million 9.5% Senior Unsecured Notes

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that it has entered into a credit agreement with a syndicated bank lending group in the amount of $900 million, consisting of a $600 million revolving credit facility and a $300 million term loan. The term loan will be funded in conjunction with the early redemption of the Company’s remaining $275 million Senior Unsecured Notes. The new facility replaces the Company’s existing credit facility that would have expired in July 2015.

The key features of the new secured credit facility include:

·	Initial pricing at Libor plus 275 basis points, with an undrawn fee of 50 basis points

·	Annual amortization payments on the term loan of 5% in years 1 and 2, and 10% per annum in years 3 through 5 with a balloon payment at maturity

·	$200 million accordion feature

·	5 year term

In conjunction with the new credit agreement, Helix notified the Trustee of its 9.5% Senior Unsecured Notes of the Company’s intent to redeem all of the outstanding notes. On July 22nd, Helix will redeem the $275 million outstanding notes with the proceeds from its new term loan. Helix will pay a call premium of $6.5 million for early redemption of the notes and will incur a noncash charge of $8.7 million to expense the deferred charges associated with the existing credit facility and Senior Unsecured Notes.

“The new credit facility along with the early redemption of our Senior Unsecured Notes provides Helix with a lower cost of capital along with the financial support to execute our strategy of growing our well intervention and robotics businesses,” commented Anthony Tripodo, Executive Vice President and Chief Financial Officer of Helix.

Merrill Lynch, Pierce Fenner & Smith Inc., and Wells Fargo Securities, LLC acted as Joint Lead Arrangers and Joint Bookrunning Managers of the new facilities. Bank of America, N.A. will continue to serve as Administrative Agent.

About Helix

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides key life of field services to the energy market. For more information about Helix, please visit our website at www.HelixESG.com.

Forward-Looking Statements

Statements included in this news release regarding the Company’s strategy and other statements that are not historical facts are forward-looking statements. These statements involve risks and uncertainties including, but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; employee management issues; local, national and worldwide economic conditions; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices; market conditions; and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by law.